Exhibit 23.6
Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Beyond, Inc. of our report dated July 3, 2023 with respect to the consolidated financial statements of tZERO Group, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Baker Tilly US, LLP

New York, New York
June 10, 2024

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